Exhibit 5.1

[Letterhead of Sidley Austin LLP appears here]

February 26, 2009

The Western Union Company

12500 East Belford Avenue

Englewood, Colorado 80112

Re:	$500,000,000 Aggregate Principal Amount of 6.50% Notes due 2014

Ladies and Gentlemen:

We are acting as special counsel for The Western Union Company, a Delaware corporation (the “Company”), in connection with the issuance and sale of $500,000,000 aggregate principal amount of the Company’s 6.50% Notes due 2014 (the “Notes”) pursuant to the prospectus supplement dated February 23, 2009 (the “Prospectus Supplement”) supplementing the prospectus dated May 7, 2008 (the “Base Prospectus”) that forms a part of the Company’s Registration Statement (the “Registration Statement”) on Form S-3 (File No. 333-150722) filed on May 7, 2008 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are being issued under an Indenture dated as of November 17, 2006, as supplemented by the Supplemental Indenture dated September 6, 2007 (as so supplemented, the “Indenture”), between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee”). As used in this opinion letter, the term “Prospectus” means the Prospectus Supplement and the Base Prospectus, including the documents incorporated or deemed incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act.

We have examined (i) the Prospectus Supplement and the Base Prospectus, (ii) the Notes in global form, (iii) the Indenture, (iv) the executed Underwriting Agreement dated February 23, 2009 (the “Underwriting Agreement”), among the Company, Banc of America Securities LLC and Wachovia Capital Markets, LLC, as representatives of the several Underwriters (the “Underwriters”) named in Schedule II to the Underwriting Agreement and (v) (a) certain resolutions of the Board of Directors of the Company adopted on December 7, 2007, as certified by the Assistant Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things, the execution and delivery of the Underwriting Agreement and the issuance of the Notes, (b) the Terms Resolutions of certain officers of the Company, adopted on February 23, 2009, as certified by the Assistant Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things, the issuance of the Notes, and (c) an

The Western Union Company

February 26, 2009

Officers’ Certificate of certain officers of the Company, dated February 26, 2009 and certified by the Assistant Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things, the issuance of the Notes. We also have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinion set forth below.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:

The Notes constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms (except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law).

This opinion letter is limited to the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to sales of the Notes.

We hereby consent to the filing of this opinion letter as an Exhibit to the Company’s Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC.

Very truly yours,

/s/ Sidley Austin LLP